Exhibit 15.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation of our report dated June 29, 2010 (except for Note 6, as to which the date is June 28, 2011), with respect to the consolidated financial statements of Agria Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young Hua Ming

Shenzhen, People’s Republic of China
June 28, 2011